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Global Partner Acquisition Corp. - Investor Conference Call

Moderator: Management

November 7, 2017

The following is a transcript of a pre-recorded conference call held on November 7, 2017, which is available for replay for a limited time at toll-free at (866) 247-4222, conference ID number 8598985.

Operator

Thanks everyone for joining the transaction announcement call between Purple Innovation and Global Partner Acquisition Corp. At this time, all participants are in a listen-only mode. Our call is being recorded. We are excited to present today’s speakers, who are Terry Pearce, the Co-Founder of Purple, Sam Bernards, the CEO of Purple, and Paul Zepf, the CEO of Global Partner Acquisition Corp. I will now turn it over to Paul Zepf.

Paul Zepf

This is Paul, and I would like to thank you for dialing into the call. We wanted to take this opportunity to discuss our business combination with Purple Innovation. As an initial matter, however, I need to remind you that during this call we will make forward-looking statements concerning the business combination. These forward-looking statements may include statements about our expectations for GPAC’s and Purple’s future results of operations, growth rates, business strategies, product initiatives, business partnerships, competitive position, and our expectations for the mattress industry, including the direct-to-consumer segment of that industry. These forward-looking statements are subject to change and should be considered in light of the various risks associated with our business, which are summarized in the proxy statement that we have filed with the SEC.

GPAC recently signed a definitive merger agreement with Purple, and we filed the merger proxy and updated investor presentation earlier today. We expect the transaction to close by early 2018. Purple is a leading comfort technology company that designs, manufactures and markets products to improve how people sleep, sit and stand. I’d like to share with our investors why we believe Purple is such a compelling opportunity.

As you may know, GPAC has been trading on NASDAQ under the symbols GPAC, GPACW and GPACU since our successful IPO in August 2015. Having explored over 50 acquisition targets, Purple is clearly the most compelling business we have come across for multiple reasons. The Company has achieved and expects to continue to achieve dynamic growth. Year-over-year revenue growth in the first half of 2017 was 276%. What is driving that success? Purple has what we believe to be compelling and innovative products, focused to-date on the rapidly growing and disruptive direct-to-consumer mattress market. Purple’s differentiated products and manufacturing are the result of, and protected by, dozens of patents. Additionally, Purple has some of the most effective direct-to-consumer marketing that I’ve ever seen... which has created a viral brand awareness, which in turn has led to increasing consumer demand. Purple’s management team is in the early stages of taking advantage of a large market opportunity. The Company not only has an attractive top-line financial profile, characterized by a rare combination of explosive growth and scale, but additionally it has on an adjusted basis been consistently profitable and EBITDA positive, unlike what we believe to be the case with many of its peers. These factors combine to give Purple a powerful, sustainable competitive position in an attractive, growing market.

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I’d like to provide you with a quick summary of the terms of our merger with Purple. The enterprise value is $894.0 million, with a minimum of $40 million of our cash going to Purple’s balance sheet to help fund future growth initiatives. The existing owners are rolling over $809.9 million of equity, representing over 93% of their stake and signaling their continued confidence in the business. Immediately post transaction, we will have a net cash position of approximately $40 million and a robust balance sheet to support our growth trajectory. To align incentives, GPAC’s sponsor has forfeited one-third of our promote shares and deferred another third to be in the form of an earnout, vesting when the base shares rise to at least $12.50. GPAC’s sponsors have transferred all of their sponsor warrants to Purple’s founders, who remain laser-focused on driving growth for Purple across multiple avenues and achieving even further upside as a public company. Over the past few months, I have grown to respect and admire co-founders Terry and Tony Pearce and CEO Sam Bernards for everything they have accomplished and the vision and passion they bring to Purple.

Before turning it over to Terry, I also have the pleasure of announcing that Purple recently recruited a very capable and talented CFO in Mark Watkins, who brings with him a breadth of experience in both public and private companies. With that, it is my pleasure to introduce Terry Pearce, who will give you more insight into Purple’s history and leading market position, as well as the key elements of Purple’s value creation plan going forward. Terry?

Terry Pearce

Thank you, Paul. We are excited to be embarking on the next stage of Purple’s evolution with GPAC as our partners. My brother, Tony, and I founded Purple after having been actively engaged in developing comfort technologies for 20 years. We have shown that we improve people’s lives with our products. Our products are rooted in a history of innovation going back over two decades. Together with our research and development colleagues, we developed Purple’s patented Hyper-Elastic Polymer technology, as well as innovating production and proprietary machinery and processes all needed to efficiently produce our mattresses and other products.

The driver for Purple is better products. We have perfected technologies for mattresses that customers can feel and understand, and which truly provide lower pressure on hips and shoulders and outstanding back support. We have protected our IP with dozens of issued and pending patents. Competitors continue to rely solely on traditional materials like memory foam, polyurethane foam, steel coils, or latex foam. Our patented Hyper-Elastic Polymer technology differentiates us and we continue to develop unique comfort products across the sit, sleep and stand categories. Our comfort-related technologies help us maintain our edge against competitors. Currently, we have 76 granted and pending patents for comfort-related technologies, machines, packaging and products, which patents are either owned by Purple or are a patent for which Purple has an exclusive right to use.

Since the day we launched Purple in January 2016, Tony and I worked toward being the leader in the direct-to-consumer mattress industry. The $22.4 billion industry is expected to grow at 7% this year, with the majority of growth driven by and going to disruptive direct-to-consumer mattress companies like ours. In this segment, we expect a 60% growth rate. This growth can be attributed to increases in average selling price, recurring demand, and contracting replacement cycles driven by increased focus on sleep and health. We believe that Purple, with its differentiated and patented products, as well as its creative and effective marketing, is poised to take advantage of this significant growth.

We have been driving new growth opportunities continuously, including our recent strategic partnerships with companies like Mattress Firm and Disney. Given our growth trajectory, we at Purple realized the need for capital in order to fuel our culture of innovating, growing, and capitalizing on those opportunities. We had extensive inbound interest from leading growth-oriented private equity funds and venture capital investors, and we received some tempting offers. However, we believe that the public company we are about to become will help us better grow the many market opportunities in front of Purple. As a public company, we will have access to equity capital and research analyst coverage and expanded consumer awareness. With approximately $121 million of capital to fund the transaction, address our growth capital needs, and improve our liquidity position, GPAC will be a value-added partner. Purple has an incredible runway into the future, which will only be further bolstered by being a public company.

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To discuss Purple’s long-term business outlook as well as details on our business, I will now turn it over to Sam Bernards, our CEO. Sam?

Sam Bernards

Thank you, Terry. Before I dive in, I would just like to say how excited we are about teaming up with GPAC. We believe this business combination will allow Purple to accelerate our growth domestically and internationally. As a comfort technology company, our goal is to improve how people sleep, sit and stand. We know of no better way to meet this goal than to partner with GPAC, and are grateful for our advisors at Deutsche Bank, Piper Jaffray, Raymond James and Headwaters.

I would first like to reiterate how Purple fits into the wider $22 billion bedding industry, which has seen growth in all but two of the last twelve years despite three recessionary periods. In addition to Purple’s innovative comfort solutions, the industry is currently being revolutionized by direct-to-consumer distribution. Purple, with its distinctive and proprietary products, its vertically integrated control, and marketing prowess is well-positioned within the industry to take advantage of the macro industry trends. The mattress industry is still in the relatively early stages in terms of online penetration, suggesting that there is meaningful upside as DTC players take share from traditional incumbents. DTC revenues within the industry are expected to quadruple between 2015 and 2017, and we believe there is ample head room.

With respect to its DTC peers within the mattress industry, Purple’s brand recognition and market share have grown rapidly. While Purple as a brand is less than 2 years old, we expect to achieve approximately 15% of the DTC mattress market share by the end of 2017 and we’re just getting started, and do not see this growth stopping anytime soon.

This is due in part to our differentiated product offerings that Terry touched on earlier. At the core of several of our products is Purple’s patented Hyper-Elastic Polymer technology, which is representative of our ability to develop unique comfort technologies, as well as the machines and processes used to manufacture them, and the resulting products that span the sleep and sit categories. This protected and integrated approach allows us to offer differentiated and superior products at competitive prices. We consistently receive feedback from customers that our products have transformed their lives. And this is what drives us. From those who have had physical ailments to those who simply cannot sit comfortably or even get a good night’s sleep, our unique patent-protected technology has helped thousands feel better. We are not satisfied with thousands, however, and have set our sights squarely on our next milestone of helping one million customers.

To achieve this, we have a strong foundation and rich history of innovation and significant investment in our manufacturing processes over the last 20 years, which creates a strategic advantage over our competitors. Our production processes are proprietary, and allow Purple to efficiently manufacture our high-performing products. Even our machinery, which includes the protected and proprietary Mattress Max molding machine was internally designed to enable us to scale effectively. We are vertically integrated, enabling us to rapidly test, learn and scale, and are thus able to improve design and development capabilities as well as increase operational efficiency over time.

It is important to know that we are not solely a mattress company. We are a comfort technology company with roots in R&D, innovation, licensing, and production. As such we have an emerging portfolio of products, which besides our original bed now include several models of seat cushions and a unique pillow. We manufacture these core products in our own factories in the US, having as a consequence of our growth hired over 600 people within the past 24 months. We also outsource the manufacturing of other products to high quality and cost efficient regions around the world, such as our sheets, platform, mattress protector and power base. This wide array of products creates a solution orientation, with multiple entry points for customers to experience and engage with the Purple brand. We have years of relationships for some of these products with brick-and-mortar retailers, including Bed Bath and Beyond and several convenience chains such as TravelAmerica (TA), and are purposefully growing our retail presence.

We recently announced a relationship with Mattress Firm to test our digital marketing with their brick and mortar fleet. There will be 40+ strategic pilot stores located in several cities. The first stores selling Purple products will be open towards the end of November. Mattress Firm is the largest specialty mattress retailer with approximately 3,500 stores. This relationship allows those consumers who are curious about our products to experience and purchase them in-store. Upon a successful pilot we anticipate the possibility of expanding throughout the Mattress Firm chain. This will enable Purple to reach a huge population of consumers we otherwise may not reach. We are hopeful that this test will turn into a broader, more permanent relationship.

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Our creative and highly effective social marketing competencies have created a viral brand awareness and has driven massive consumer demand. Our recent campaigns have included the viral egg test video, a Sasquatch video, and Sumo wrestler videos. These videos speak to the creative vision behind our marketing team that has helped create Purple’s loyal audience. Purple’s audience frequently engages with Purple’s online content through their purchasing cycle of a mattress and our other products. Our video views now top 775 million across digital and social channels with over 550,000 fans and followers. Our latest video had over 2 million views on YouTube within its first week, and continues to climb.

Purple has targeted several opportunities to drive growth, including further direct-to-consumer penetration, product innovation, and category extension, as well as multiple distribution channels, and international expansion. We expect our unique financial profile—which is characterized by a rare combination of hyper-growth, scale and profitability—to continue. Our net revenues have grown from $65.5 million in 2016 to a projected $190.0 million in 2017, a 2.9x factor over an already significant first year, and we expect to more than double net revenues to $425.0 million for 2018.

The Company has also been profitable on an adjusted basis since inception due to the distinguishing factors mentioned above. Our expected 2018 EBITDA is $34 million compared to a projected $7.1 million in 2017. Furthermore, we enjoy gross margins in the mid-40s, and we expect it to grow to approximately 49% in 2018. We also expect further margin gains from economies of scale and scope and the introduction of new, higher margin offerings. EBITDA margins are expected to reach the high single digits in 2018. For the longer horizon, we target revenue growth to be in the 35 to 50% range, gross margins to be in excess of 50% and Adjusted EBITDA margin to be in the 17 to 20% range.

With our competitive moat and vertical integration, we expect to achieve further market share and margin gains in the coming years. You will see our 2018 projections in the merger proxy and the investor presentation. We believe Purple has many significant upside opportunities, including new initiatives and partnerships, the benefits of which are not included in these estimates. In fact, our own goals for Purple, on a revenue and earnings basis, are well in excess of what we’ve presented here today.

I’ll now turn it over to Paul to conclude today’s call.

Paul Zepf

Thanks Sam. Before concluding today’s call, I think it’s important to summarize the reasons why GPAC believes this investment opportunity is so compelling for our investors. Purple stands at the unique intersection of hyper-growth, scale and profitability. It is rare that such an opportunity comes along, and GPAC is excited to help bring Purple to market.

In sum, there is a large and growing market opportunity in the early stages of disruption, and Purple is winning in that market for several reasons. First, Purple is oriented around comfort technology and innovation… leading to differentiated, superior products; second, Purple has unique marketing and branding that has proven very effective; third, Purple’s vertical integration and emerging multi-channel distribution model allows it to efficiently design, produce and sell its products; and all of this success has been driven by the incredible team at Purple.

We have also agreed to a transaction that we believe is very attractive for public investors. The deal is struck at slightly under 2.1x TEV to projected 2018 revenues of $425.0 million and this is at a meaningful discount to comparable companies. Moreover, Purple’s 2016 to 2018 revenue CAGR of 155% and its 2016 to 2018 EBITDA expansion of 406 basis points also far outpace our select peers. As Sam mentioned earlier, several drivers of growth that will help the Company meet its internal revenue and EBITDA targets have not been included in our future projections. With those additional growth factors in mind, this transaction is even more compelling.

Because the Pearces and GPAC want to position Purple for future success as a public company, the Pearces are rolling over 93% of their equity stake in the Company, aligning the interests of all parties. The pro-forma Company will be 86% owned by existing Purple shareholders, 13% by GPAC shareholders and 1% by the GPAC sponsor. For complete transaction details, please review the filed investor presentation on the SEC website and refer to page 26.

For further inquiries on the transaction, please don’t hesitate to reach out to Purple, GPAC, ICR or our advisors at Deutsche Bank, Piper Jaffray, Raymond James and Headwaters. Everyone - this concludes our presentation today and thank you for your time.

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Additional Information

In connection with the business combination (the “Business Combination”) and the other transactions (together with the Business Combination, the “Transactions”) contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated November 2, 2017, by and among Global Partner Acquisition Corp. (“GPAC” or the “Company”), PRPL Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, Purple Innovation, LLC, a Delaware limited liability company (“Purple”), InnoHold, LLC, a Delaware limited liability company and the sole equity holder of Purple (“InnoHold”), and Global Partner Sponsor I LLC, solely in its capacity thereunder as the representative of GPAC after the consummation of the Transactions, GPAC have filed a preliminary proxy statement and will file a definitive proxy statements with the Securities and Exchange Commission (“SEC”) and mail such definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of GPAC are advised to read the preliminary proxy statement, and amendments thereto, and, when available, the definitive proxy statement in connection with GPAC’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination and the other Transactions because the proxy statements will contain important information about the Business Combination and the other Transactions and the parties to it. The definitive proxy statement will be mailed to stockholders of GPAC as of a record date to be established for voting on the Business Combination and the other Transactions. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: Global Partner Acquisition Corp., c/o Andrew Cook, 1 Rockefeller Plaza, 11th Floor, New York, New York 10020, e-mail: info@globalpartnerac.com.

GPAC, Purple, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of GPAC stockholders in connection with the Business Combination and the other Transactions. Information regarding the participants is available in the preliminary proxy statement filed by GPAC with the SEC on November 6, 2017. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is contained in the preliminary proxy statement, which can be obtained free of charge from the sources indicated above.

This conference call script may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address activities, events or developments that the Company, Purple and/or InnoHold expects or anticipates will or may occur in the future are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “may”, “seek,” “target” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include the timing of the Business Combination; the ability of GPAC and Purple to consummate the Transactions; the business plans, objectives, expectations and intentions of the parties once the Transactions are complete; and GPAC’s and Purple’s future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, our actual results may differ materially from our expectations or projections.

The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against Purple or GPAC following the announcement of the proposed Business Combination and the other Transactions contemplated thereby; the inability to complete the proposed Business Combination or the other Transactions due to the failure to obtain approval of the stockholders of GPAC, or other conditions to Closing in the Merger Agreement; the inability to maintain the listing of GPAC’s common stock and warrants on The NASDAQ Capital Market or any other stock exchange following the proposed Business Combination; the risk that the proposed Business Combination or the other Transactions may disrupt current plans and operations as a result of the announcement and consummation of the Transactions described herein; the inability to recognize the anticipated benefits of the proposed Business Combination or the other Transactions, which may be affected by, among other things, competition and the inability of the combined business to grow and manage growth profitably; Purple’s ability to execute its plans to develop and market new products and the timing and costs of these development programs; Purple’s estimates of the size of the markets for its products; the rate and degree of market acceptance of Purple’s products; the success of other competing cushioning and bedding technologies that exist or may become available; Purple’s ability to identify and integrate acquisitions; the performance of Purple’s products; rising costs adversely affecting Purple’s profitability; costs related to the proposed Business Combination or the other Transactions; the intense competition in the industry; the possibility that Purple or GPAC may be adversely affected by other economic, business, and/or competitive factors; the risk of loss of key personnel or inability to recruit talent; and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by GPAC and Purple.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the preliminary and definitive proxy statement filed by GPAC with the SEC when available. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. GPAC and Purple disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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